OFFTAKE AGREEMENT

THIS OFFTAKE AGREEMENT (this “Agreement”) is made on the twentyfifth [________] day of

[__________________]

BETWEEN ZEECOL LIMITED

Seller”)

AND A [_____________] DAIRIES LIMITED

Buyer”)

at Christchurch, New Zealand (“the at Ashburton, New Zealand (“the

WHEREAS:

A.	The Seller and the Buyer (collectively, the “Parties”, and each individually a “Party”) are desirous of entering into an agreement whereby the Seller will sell and the Buyer will purchase a portion of Seller’s Products (as defined below) produced by the Sellers Anaerobic Digester (as defined below); and

B.	The Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller the Products pursuant to the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the premises the terms and conditions hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged the Parties hereby agree as follows:

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1 DEFINED TERMS

“AA” means New Zealand Automobile Association / AA New Zealand.

“AA average” means the monthly petrol and diesel prices for Christchurch as reported by the AA.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; and ownership of 50% or more of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person.

“Applicable Law” shall mean any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree (including, without limitation, any consent decree), permit, approval, license, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question in New Zealand.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New Zealand are authorized or obligated to close.

“CMPD” means Cubic Metres per Day.

“Contract Year” means a period of 365 days (or 366 days in case the period includes a February 29) beginning on the Effective Date, and ending on each subsequent anniversary thereof during the effectiveness of this Agreement.

“CPL” means New Zealand cents per litre.

“CPT” shall mean Carriage Paid To.

“Day” means each period of twentyfour consecutive hours, beginning and ending at 12:00 am (midnight), New Zealand Standard Time or when applicable New Zealand Daylight Time.

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“Digester” means the Anaerobic Digester and ancillary equipment of the Seller to be located on the Buyer’s farm in New Zealand for the purpose of processing the wastes and converting the wastes in to the products.

“Effective Date” means the date on which the digester commences production of any product.

“Governmental Authority” means any New Zealand Government Department, local body, quango, State Owned Enterprise or other political subdivision thereof together with any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“ISO” means International Standards Organisation.

“Litre” means one standard litre of liquid at 15.6 degrees Celsius.

“MBQR” means the New Zealand Ministry of Business Innovation and Employment’s Quarterly Energy Price Report.

“MT” means metric tonnes.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

“Plant” means the digester its ancillary equipment and where a bioreactor is located on the buyers property the bioreactor and its ancillary equipment.

“PPSA” means the Personal Property Securities Act 1999.

“Standard Cubic Metre of Gas” means one standard cubic metre at 15.6 degrees Celsius and 1 atmosphere.

“Term” has the meaning set forth in Section 3.

Any other terms in this Agreement not defined above shall have the meaning as subsequently defined herein or otherwise their legal meaning as defined in statute or common law or failing such definition their meaning as shall subsequently be defined by a court or other authority exercising a judicial or determinate function.

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2 PURCHASE AND SALE

2.1 Products

The Seller will sell and deliver to the Buyer, and the Buyer will purchase and receive from the Seller, the products (the “Products” and each individually a “Product”) set forth in Schedule 2.1 attached hereto and incorporated by reference each quarter once production commences throughout the term. The Seller will determine the timing and which products are to be made available based on demand, usage and viability.

2.2 Specifications

The specifications for the Products are as set forth in Schedule 2.1 and update when needed each quarter after production commences.

2.3 Volumes

The applicable volumes to be purchased and sold hereunder are as set forth in Schedule 2.1 and updated when needed each quarter after production commences.

2.4 Production

Products will be delivered throughout the applicable quarterly period as produced by the Digester and based, to the extent practicable, upon the applicable Final Nomination (as defined in Section 2.6).

2.5 Delivery Points

Products will be delivered to the requested delivery points (each individually, a “Delivery Point” and collectively, the “Delivery Points”) identified in Schedule 2.3. In the event the Seller is unable to load or deliver any Products at the specific Delivery Points designated by the Buyer for each product, the Seller shall provide the Buyer prompt notice thereof.

2.6 Nomination

On or before the 20th day of each quarterly period, the Buyer shall provide the Seller with quarterly nominations by week for each Product for the following quarter stating volumes and Delivery Points (the “Final Nomination”);

PROVIDED HOWEVER:

A. The Buyer shall ensure that the Final Nomination for each quarter shall not vary by more than plus or minus twentyfive percent (25%), based on the Volume per contract year for each product for the first year and on the products delivered for the second and each subsequent year; and

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B. Subject to Clause 2.1 the Final Nomination shall not reduce the Seller’s commitment to produce all of the Products required by Buyer up to the capacity of the Digester during each Contract Year. The Buyer agrees to buy the Products and the Seller agrees to provide the Products required by the Buyer at the delivery points and, to the extent practicable, in accordance with the Final Nomination for each quarter in which deliveries are scheduled.

2.7 Planned Maintenance

No later than the first day of each September during the Term, the Seller will provide the Buyer with a 12 month forecast of scheduled plant downtime of the plant and Product availability to the nearest Day (“Maintenance Outage Days”).

3 TERM

The “Term” of this Agreement shall be from the Effective Date through to the earlier of the date that is the twentieth (20th) anniversary of the Effective Date and the termination of this Agreement pursuant to Section 6.1.

4 PRICING/INVOICES/PAYMENT TERMS

4.1 Pricing

The prices for the Products are as set forth on Schedule 2.1. Prices shall be rounded to two (2) decimal places. Prices shall be adjusted quarterly in accordance with the MBQR average and monthly in accordance with the AA average for fuels. For all other products not covered by the MBQR quarterly adjustments or the AA average in accordance with the then prevailing “market price” for such Products using public records to establish fair market prices in New Zealand.

4.2 Replacement Publications

In the event that the MBQR and/or the AA ceases publication of the relevant price or materially alters the method for calculating a price, the Seller agrees to notify the Buyer within ten (10) days of the replacement publication or method of calculation.

4.3 Invoice Address.

All invoices shall be sent to the following address:

[_____________]

Email: [_____________]

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4.4 Invoices

The Seller will submit an invoice together with sufficient information to identify the products (collectively, the “Invoice”) to the Buyer for all Products delivered to the Buyer within five (5] Business Days after delivery or production and for products subject to continuous supply monthly and the Buyer agrees to pay the Seller within five (5) Business Days of receipt of any such Invoice. The Seller will deliver each invoice to the Buyer via email, unless otherwise agreed by the Parties. The Parties agree to work together in good faith to arrange for each Invoice to be sent via email and the Buyer agrees to immediately notify to the Seller any change of its email address.

5 MEASUREMENTS

The Quantity of Product delivered shall be determined pursuant to the methods set forth in the General Terms and Conditions.

6 TERMINATION

6.1 This Agreement may be terminated:

a) By either Party if the other Party declares an event of force majeure (as set forth in paragraph 10 of the General Terms and Conditions, attached hereto) that occurs and continues for a period in excess of onehundred twenty (120)

consecutive Days; or

b) By either Party if the other Party materially defaults in the observance or in the due and timely performance of any of the material covenants of such Party contained herein, and such default (other than payment default) shall continue unremedied for thirty (30) Business Days after the defaulting Party’s receipt of written notice of default or, in the event such default cannot be remedied within thirty (30) Business Days, the defaulting Party has not commenced remedying such default within thirty (30) Business Days.

c) By either Party in the event the other Party:

i.	makes an assignment or any general arrangement for the benefit of creditors;

ii.	files a petition or otherwise commences, authorises, or acquiesces in the commencing of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it;

iii.	otherwise becomes bankrupt or insolvent (however evidenced); or

iv.	has a receiver, provisional liquidator, conservator, custodian trustee or other similar official appointed with respect to it or substantially all of its assets;

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d) By either Party in accordance with paragraph 6 of the General Terms and Conditions attached hereto.

e) Written notice of termination shall be given by the terminating Party to the other Party.

7 MISCELLANEOUS

7.1 General Terms and Conditions

The General Terms and Conditions are incorporated herein and are a part of this Agreement. In the event of conflict between the provisions of the main body of this Agreement and any of the General Terms and Conditions the provisions of the main body of this Agreement shall prevail.

7.2 Notices

Any and all notices herein prescribed shall be in writing and sent by personal delivery, by a nationally recognized delivery service for same Day or overnight delivery or by facsimile or email to the respective parties as follows:

SELLER:

Email: BUYER:

Email:

Zeecol Limited
57A Nayland Street
Sumner, Christchurch, 8081.

william.mook@zeecol.com

[_____________]

[_____________]

Receipt of all notices shall be determined by date/time stamp on received, confirmed email or sent date if no receipt is received or receipt date on any other form of delivery.

7.3 Relationship of the Parties

It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

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7.4 Amendment

This Agreement may be amended only by an instrument in writing executed by the Parties hereto.

7.5 Successors Bound; No ThirdParty Beneficiaries

Subject to the provisions of paragraph 17 of the General Terms and Conditions hereof, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.6 Entire Agreement

This Agreement, the Schedules and General Terms and Conditions and any other documents specifically referred to herein constitute the entire agreement, understanding, representations and warranties of the Parties hereto with respect to the subject matter hereof.

7.7 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first specified above.

Signed by [_____________] Limited by its Directors )

Signed by Zeecol Limited ) by its Directors )

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Schedule 2.1 – Initial/Minimum Guidelines Products:

Electricity (“kWh”), Gas (“m3”), and Soil Amendment (SA).

Product: Grade: Specification:

Electricity.
Up to 200 kilowatts peak output.
Meet or exceed Energy Efficiency and Conservation Authority (EECA) guidelines for Distributed Energy Production.

Volume Per Contract (Quarterly): 325,000 kilowatthours (kWh)

Product:
Grade:
Specification:
Volume Per Contract (Quarterly): 19,500 kg

Methane
99% Pure Gas or Liquid

Product:
Grade:
Specification:
Volume Per Contract (Quarterly): 450,000 kg

Soil Ammendment Organic
Fertilizer Replacement

Product:
Grade:
Specification:
Volume Per Contract (Quarterly): 31,000 kg

Total N
Bioavailable Organic Nitrogen

Product:
Grade:
Specification:
Volume Per Contract (Quarterly): 6,500 kg

Total P
Bioavailable Organic Phosphorus

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Product:
Grade:
Specification:
Volume Per Contract (Quarterly): 16,000 kg

Total K
Bioavailable Organic Potassium

Product:
Grade:
Specification:
Volume Per Contract (Quarterly): 6,000,000 litres

Recycle Water
Reduced Turbidity & Nitrogen Suitable for Irrigation

Schedule 2.2

Price: Determined in accordance with Clause 4 hereof less 20%.

Schedule 2.3

Delivery: CPT to the Delivery Point. The delivery points are those indicated.

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Schedule 2.4

Buyer’s Forecast for Product requirements based on usage. To be provided in advance of each quarter’s production.

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GENERAL TERMS AND CONDITIONS

1. Definitions:

Terms that are used herein and otherwise not defined shall have the meanings set forth in the main body of the Agreement (the “Main Document”). The following additional terms used in these General Terms and Conditions (“General Conditions”) shall have the following meanings:

“ANZ rate” shall mean the personal loan rate for loans of less than $10,000.00 as of any date of determination, determined within calendar month in which the date of determination occurs offered by the ANZ Bank in New Zealand or any successor thereto.

“Delivery terminal” shall mean the license area on the buyers farm where the seller produces its products;

“NZ Standards” shall mean the Standards New Zealand standards references as such are in effect as of the date hereof. In the event such standards are revised or modified during the Term of this Agreement, the revised or modified standards shall apply if legally required, and if not, after such revisions or modifications have been evaluated and accepted by the Parties.

2. Payment and Credit Terms:

Payment and credit shall be made without discount, deduction, withholding, setoff or counterclaim in New Zealand dollars by wire transfer of immediately available funds on or before the payment due date, as set forth in the Main Document, to the bank and account designated by the Seller, against presentation to the Buyer by the Seller of a written invoice therefor together with other documents expressly specified for presentation for payment in the Main Document. The Seller shall have the right to assess finance charges at the ANZ rate as reported on its web site for any month in which a balance is past due hereunder plus two percentage (2%) points against all past due amounts and all accrued but unpaid finance charges, but not to exceed the maximum finance charges permitted by law. The Buyer shall pay all Seller’s costs (including solicitor client lawyers’ fees and court costs) of collecting past due payments.

3. Delivery and Risk of Loss:

All risk of loss of or damage to any Product delivered shall pass as follows: when pumped, delivered or transmitted into any truck, tank, vehicle, storage facility, delivery area, pipeline or wire of the Buyer, as the Product enters the receiving equipment.

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4. Inspection and Measurement:

NZ Standards or the latest revisions thereof shall be complied with at all times. All volumes or quantities shall be adjusted per NZ Standards. Metering systems shall conform to the NZ Standards then in effect relative to meter calibration/accuracy. The Seller shall permit the Buyer to review and copy relevant meter proving records and witness proving tests as requested. Samples of Product transferred hereunder shall be retained for ninety (90) days. Any objection to product quality must be made by the buyer and received by the seller within thirty (30) days.

5. Warranty: The Seller warrants:

A.	ThattheProductconformstothespecificationssetforthintheMainDocument;

B.	That the Seller has free and clear title to the Product manufactured and delivered under this Agreement; and

C.	That such Product shall be delivered free from lawful security interests, liens, taxes and encumbrances except for those expressly stated in this agreement, neither party nor any affiliate, agent or representative thereof has made any other representations, guarantees or warranties, express or implied including the implied warrantee of merchantability and that of fitness (both generally or for a particular purpose) as applicable notwithstanding any course of performance, course of dealing or usage of trade (or lack thereof) inconsistent herewith, the Seller hereby expressly disclaims any and all representations, guarantees or warranties, express or implied, of merchantablility or fitness of the product for a particular purpose. In no event, regardless of negligence, shall either pay be liable for punitive damages. All warranties made under this Agreement shall survive acceptance of or payment for the Product by Buyer.

6. Financial Responsibility:

If the Buyers payments or deliveries to the Seller shall be in arrears, or the financial responsibility of the Buyer becomes impaired or unsatisfactory in the opinion of the Seller, advance cash payment or satisfactory security shall be given upon demand, and deliveries may be withheld until such payment or security is received. If such payment or security is not received within five (5) Days from the demand therefor, the Seller demanding such payment or security may terminate this Agreement. In the event either Party becomes insolvent, makes an assignment or any general arrangement for the benefit of creditors or if there are instituted by or against either Party proceedings in bankruptcy or under any insolvency law or law for reorganization, receivership or dissolution, the other Party may withhold delivery or terminate this Agreement, to the extent provided by Applicable Law. The exercise by either Party of any right reserved under this paragraph 6 shall be without prejudice to any claim for damages or any other right under this Agreement or Applicable Law.

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7. Taxes:

Any and all taxes, fees or other charges imposed, levied or assessed by a Governmental Authority, the taxable incident of which is the transfer of title or the delivery of the Product hereunder, or the receipt of payment therefor, regardless of the character, method of calculation or measure of the levy or assessment, shall be paid by the Party upon whom the tax, fee or charge is imposed by applicable law. Notwithstanding anything contained herein to the contrary neither Party shall be responsible for the income, franchise, ad valorem or similar taxes of the other Party and each Party agrees to defend, indemnify and hold the other Party harmless from and against any such tax asserted by any Governmental Authority to be due and payable by the other Party.

8. Agreement and the Product delivered hereunder. The Buyer shall:

A.	Upon receipt of the Seller’s invoice pay or reimburse the Seller for any such taxes, fees, levies or charges the Seller is required legally to pay; or

B.	Prior to the issue of the invoice where applicable to provide the Seller with a valid exemption certificate or other documentation that will exempt the Seller from incurring taxes, fees, levies or charges it would otherwise be liable to pay.

9. Delivery and Supply:

Deliveries shall be made within the Sellers usual business hours to the Buyers delivery points provided that reasonable advance notice of each delivery has been given by the Seller. Supply of products such as electricity, gas, heating and cooling shall be continuous and as required by the Buyer. The Seller’s failure to deliver Product and the Buyer’s failure to deliver Product, in accordance with the terms and conditions of this Agreement for any reason other than those included in Section 6, Financial Responsibility, and Section 10, Force Majeure, shall constitute a default under this Agreement.

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10. Force Majeure:

In the event either Party is rendered unable, wholly or in part, to perform its obligations under this Agreement (other than to make payments due hereunder) for reasons beyond its reasonable control, including, without limitation, those due to: acts of God, floods, fires, explosions, extreme heat or cold, earthquake or storm; transportation difficulties, strikes, lockouts or other similar industrial disturbances; wars, acts of terrorism or sabotage; accident or breakage of equipment, machinery, or transportation facilities; or failure of transporters to furnish transportation, failure of suppliers to furnish supplies; or any law, rules, order or action of any court or instrumentality of government; or for any other similar cause or causes beyond its reasonable control, it is agreed that on such Party’s giving notice in reasonable detail of such force majeure to the other Party, the obligations of the Party giving such notice shall be suspended from the date of receipt of such notice and for the continuance of any inability so caused, but for no longer period as may reasonably be required to, and such cause shall, so far as possible, be remedied with all reasonable dispatch; provided, however, that neither Party will be obligated to settle a strike or other labour disturbance in order to comply with such obligation. The term force majeure shall not apply to those events which merely make it more difficult or costly for the Seller or the buyer to perform their obligations hereunder in the ordinary course conduct of their respective operations. The buyer and the Seller further agree that at the conclusion of any force majeure event, neither the Buyer nor Seller shall have any obligation to each other with respect to any quantities of Product not delivered as a consequence of such force majeure event. No condition of force majeure shall operate to extend the Term of this Agreement unless agreed by both parties in writing.

11. Hazard Warning Responsibility:

With the other documents required hereunder, the Seller if called upon by the Buyer shall provide to the Buyer a Material Safety Data Sheet for each Product delivered hereunder. The Buyer acknowledges that there may be hazards associated with the loading, unloading, transporting, handling or use of the Product sold hereunder, which may require that warnings be communicated to or other precautionary action taken with all persons handling, coming into contact with, or in any way concerned with the Products sold hereunder.

12. Limitation of Liability:

In no event shall either party be liable to the other for any incidental, special, punitive, exemplary or consequential damages, including loss of profits, arising under this agreement or the transactions contemplated hereby.

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13. Indemnity:

The Seller and the Buyer mutually covenant to and shall protect, defend, indemnify and hold each other and their respective affiliates, Directors, officers, agents and contractors harmless from and against any and all claims, demands, suits, losses (including without limitation, costs of defence, lawyers fees, penalties and interest) damages, causes of action and liability of every type and character without regard to amount (“losses”) caused by, arising out of or resulting from the acts or omissions of negligence or wrongdoing of such indemnifying party, its officers, employees, contractors or agents with respect to the purchase and sale of products hereunder, except to the extent such losses are caused by, arise out of or result from the acts or omissions of negligence or wrongdoing of the indemnified party.

14. Change of Control:

A change of control of the Buyer or the Seller shall be notified and agreed to by the other party and such agreement shall not be unreasonably or arbitrarily withheld. The Seller shall provide the Buyer or the Buyer shall provide the Seller, as applicable, with notice of any change of control of the Buyer or the Seller in accordance with A or C below at least thirty (30) business days prior to the date thereof. For purposes of this Agreement, “change of control” shall mean the occurrence of any of the following events:

A.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of Buyer’s or Seller’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by Seller;

B.	ThedissolutionorliquidationofBuyerorSeller;

C.	TheconsolidationormergerofBuyerorSellerwithorintoanotherentity;and

15. Waiver:

The delay or failure of any Party to enforce any of its rights under this Agreement arising from any default or breach by the other Party shall not constitute a waiver of any such default, breach, or any of the Party’s rights relating thereto. No custom or practice which may arise between the Parties in the course of operating under this Agreement will be construed to waive any Parties’ rights to either ensure the other Party’s strict performance with the terms and conditions of this Agreement, or to exercise any rights granted to it as a result of any breach or default under this Agreement. Neither Party shall be deemed to have waived any right conferred by this Agreement or under any Applicable Law unless such waiver is set forth in a written document signed by the Party to be bound, and delivered to the other Party. No express waiver by either Party of any breach or default by the other Party shall be construed as a waiver of any future breaches or defaults by such other Party.

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16. Assignment:

The provisions of this entire Agreement shall be binding upon the respective successors and assigns of each of the Parties hereto.

17. Section and Paragraph Headings:

The section headings used in the Main Document and the paragraph headings used in these General Conditions are for convenience only and shall not limit or change the subject matter of this Agreement.

18. Audit:

Each Party and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by the other Party which relate to this Agreement and shall have the right to audit such records at any reasonable time or times within two (2) year after the delivery/receipt of Product provided for in this Agreement. However, a Party can only conduct one audit per year, and the same year cannot be reaudited.

19. Compliance with Laws:

During the performance of this Agreement, each Party agrees to comply with all applicable laws.

20. Commissions and Gifts:

Apart from their normal remuneration arrangements no director, officer, employee or agent of either Party shall give or receive any additional commission, fee, rebate, gift or entertainment of significant value or cost in connection with this Agreement. Further, neither Party shall make any commission, fee, rebate, gift or entertainment of significant value or cost to any governmental official or employee in connection with this Agreement.

21. Choice of Law:

This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of New Zealand, exclusive of its conflict of laws principles.

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22. Jurisdiction; Consent to Service of Process; Waiver:

Each of the Parties hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any court in New Zealand and solely in connection with such claims, if any and:

A. Irrevocably submits to the exclusive jurisdiction of such courts;
B. Waives any objection to laying venue in any such action or proceeding in such courts;
C. Waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it.

23. Confidentiality:

The terms of this Agreement and any financial, technical or other proprietary information furnished or disclosed to a Party hereunder shall not be disclosed or made available to any other person or entity without the prior written consent of the other Party other than as contemplated hereunder; provided that nothing herein shall limit the disclosure of any such information:

A.	To the extent required by statute, rule, regulation (including any rule or regulation of, or agreement with, any self regulatory organization) or judicial, administrative or regulatory process;

B.	TocounselforBuyerandSeller;

C.	Toauditorsoraccountants;

D.	In connection with any litigation to which the Buyer or the Seller is a party;

E.	ToanAffiliateoftheBuyerortheSeller;

F.	By the Seller to a potential purchaser of the plant or an assignee, including information related to pricing and product specifications; and

G.	To the extent necessary or desirable to perform its obligations under this Agreement or the transactions contemplated hereby; provided, further, that unless specifically prohibited by applicable law or court order, each of the Buyer and the Seller shall, prior to disclosure thereof, notify the other Party of any request for disclosure of any such nonpublic information:

i.	By any Governmental Authority or representative thereof or

ii.	Pursuant to legal process.

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Notwithstanding the above restrictions, neither Party shall have any obligation in respect of any disclosure of confidential information which is, or becomes, generally known to the public without breach of the terms of this Agreement, or if any disclosure of confidential information is required by court order or by order of any governmental or administrative tribunal having jurisdiction over the Parties. The confidentiality obligations in this section shall survive termination of this Agreement for an additional 2 calendar years.

24. Rights and Remedies Cumulative:

The rights and remedies of the Parties under this Agreement shall be cumulative and non exclusive of any other rights or remedies which each such Party may have at law or in equity.

25. Severability:

In the event that any provision herein is held by any Court or administration of competent jurisdiction to be illegal, void, invalid or unenforceable at any time such determination shall not affect the validity of any other provision in this offtake agreement.

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